Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Cablevision Systems Corporation

We consent to the incorporation by reference in the registration statements (numbers 333-86789 and 333-71965) filed on Forms S-3 and in the registration statements (numbers 33-05987, 33-19409, 33-36282, 333-41349, 333-79485, 333-57924, 333-36282-99, 333-41349-99, and 333-57922) filed on Forms S-8 of Cablevision Systems Corporation of our report dated March 15, 2004, relating to the consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficiency and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 combined annual report on Form 10-K of Cablevision Systems Corporation and CSC Holdings, Inc.

Our report dated March 15, 2004 refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity in the year ended December 31, 2003, the adoption of the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles in the year ended December 31, 2002, and the restatement of the consolidated financial statements as of December 31, 2002 and for the years ended December 31, 2002 and 2001.

/s/ KPMG LLP
Melville, New York
March 15, 2004